Exhibit 14.1

BRB Foods, Inc.

Code of Ethics and Business Conduct

1.	Introduction

This Code of Business Conduct and Ethics (the “Code”) establishes the principles and standards that guide our business practices at BRB Foods Inc. (the “Company”). Our commitment to integrity, fairness, and compliance is crucial to maintaining our reputation as a leading manufacturer and distributor of high-quality dry food products.

At BRB Foods Inc., we recognize that thriving in a competitive market demands more than just excellent products; it requires a steadfast commitment to ethical practices and moral responsibility. Our long-term success hinges on our ability to meet these standards consistently, both as individuals and as a collective organization.

As employees of BRB Foods Inc., you are expected to conduct yourselves lawfully, ethically, and with a dedication to the Company’s best interests. Your adherence to these principles is crucial in ensuring that we not only deliver high-quality, well-priced products but also maintain the highest standards of integrity in everything we do.

We are committed to sourcing materials only from suppliers who uphold impeccable human rights and compliance standards. Our supply chain integrity is a priority, and we actively monitor our operations to ensure they align with our Code of Conduct.

Non-compliance with this Code is considered serious misconduct and may result in disciplinary action, including termination of employment or contracts.

BRB Foods Inc. is committed to upholding our values throughout our entire value chain, including our suppliers, subcontractors, and business partners.

2.	Purpose

The main purpose of this Code is to:

✓	Promote ethical conduct and decision-making.

✓	Ensure compliance with legal and regulatory requirements.

✓	Uphold the highest standards of quality, integrity, and professionalism in all business activities.

✓	Protect the Company’s reputation, assets, and relationships with stakeholders.

3.	Scope

This Code applies to all employees, officers, directors, and third-party representatives acting on behalf of BRB Foods Inc. across all countries, locations and operations.

4.	Ethical Principles

At BRB Foods Inc., our core values are the foundation of our business conduct. We are dedicated to:

✓ Honesty: We commit to being truthful and transparent in all our communications and actions. Integrity in every interaction builds trust and credibility.

✓ Integrity: We act with moral and ethical principles, ensuring our actions are consistent with our stated values and commitments.

✓ Trustworthiness: We build and maintain trust through reliable and ethical behavior, ensuring that our stakeholders can depend on us.

✓ Respect: We treat everyone with dignity and fairness, valuing diverse perspectives and fostering a collaborative environment.

✓ Responsibility: We take ownership of our actions and their impacts, both within the company and in the communities we serve.

✓ Accountability: We are answerable for our actions and decisions, and we hold ourselves to high standards of performance and ethical behavior.

✓ Reliability: We deliver on our promises and commitments, consistently meeting the expectations of our customers, partners, and colleagues.

✓ Obedience to the Law: We adhere to all applicable laws and regulations, recognizing that legal compliance is fundamental to our ethical framework.

5.	Compliance with laws and regulations

At BRB Foods Inc., we ensure compliance in the following key areas:

✓ Product Safety and Quality: We follow Brazilian regulations for food safety and quality throughout manufacturing and distribution to ensure our products meet high standards.

✓ Marketing and Promotion: Our marketing and shelf space strategies comply with Brazilian advertising and fair-trade regulations to ensure transparency and accuracy.

✓ Competitive Practices: We adhere to Brazilian antitrust laws, ensuring fair competition and ethical practices in securing market share and promoting our products.

✓ Environmental Responsibility: We comply with Brazilian environmental regulations related to packaging and waste management to minimize our environmental impact.

✓ Labor and Employment: Our employment practices follow Brazilian labor laws, ensuring fair wages and working conditions.

✓ Financial and Accounting: We maintain transparency and accuracy in financial reporting, complying with Brazilian accounting standards.

✓ Reporting and Training: We provide training on Brazilian regulations and offer confidential reporting channels for compliance concerns.

✓ Monitoring and Enforcement: We conduct regular audits and address any compliance issues promptly to uphold our commitment to legal and ethical standards.

6.	ESG Commitment: Environmental, Social, and Governance

At BRB Foods Inc., our commitment to Environmental, Social, and Governance (ESG) principles is integral to our business strategy. We focus on:

✓ Environmental Responsibility: We are dedicated to reducing our environmental footprint through sustainable practices. This includes minimizing waste, optimizing resource use, and reducing greenhouse gas emissions. Our environmental initiatives aim to protect and preserve the planet for future generations.

✓ Social Impact: We prioritize the well-being of our employees and communities. Our social initiatives focus on fostering a diverse and inclusive workplace, ensuring fair labor practices, and supporting community development through outreach and charitable efforts.

✓ Governance: We uphold the highest standards of governance by promoting transparency, accountability, and ethical behavior in all our operations. This includes rigorous compliance with regulations, strong internal controls, and a commitment to ethical business practices.

By integrating ESG principles into our operations, BRB Foods Inc. aims to create long-term value for our stakeholders while contributing positively to society and the environment.

7.	Human rights

At BRB Foods Inc., respecting and upholding human rights is fundamental to our operations. We are committed to:

✓ Fair Labor Practices: We ensure that all employment practices adhere to international and local labor standards. This includes fair wages, reasonable working hours, and safe working conditions.

✓ Non-Discrimination: We provide a work environment free from discrimination, harassment, and bias. Our policies promote equality and respect for all employees regardless of race, gender, age, religion, or any other characteristic.

✓ Child and Forced Labor: We strictly prohibit child labor and forced labor in our operations and supply chain. We ensure that all work is voluntary and conducted under fair conditions.

✓ Worker Rights: We support the rights of employees to freely choose their employment and to organize and participate in labor unions or other worker organizations as per local regulations.

✓ Supply Chain Accountability: We require our suppliers and business partners to adhere to similar human rights standards. We regularly assess and monitor our supply chain to ensure compliance with our human rights policies.

8.	Fair labour practices and working conditions

At BRB Foods Inc., we are dedicated to maintaining fair labor practices and ensuring excellent working conditions. Our commitment includes:

✓ Fair Compensation: We provide fair wages and benefits that comply with local labor laws and meet or exceed industry standards. Compensation is provided on time and is transparent.

✓ Safe and Healthy Environment: We ensure that all workplaces meet safety and health regulations. Our facilities are designed to be safe, and we conduct regular training to maintain a hazard-free environment.

✓ Reasonable Working Hours: We adhere to legal limits on working hours and provide adequate rest and meal breaks. Overtime is managed in accordance with applicable laws and is compensated fairly.

✓ Non-Discrimination and Equality: We foster a diverse and inclusive workplace where all employees are treated with respect and dignity. Discrimination based on race, gender, age, religion, or other protected characteristics is not tolerated.

✓ Freedom of Association: Employees have the right to freely join or form trade unions or worker organizations without fear of retaliation. We respect the right of employees to engage in collective bargaining.

✓ Worker Well-being: We support work-life balance and provide resources to help employees manage stress and maintain their overall well-being. Employee feedback is encouraged to continuously improve working conditions.

9.	Discrimination and harassment

At BRB Foods Inc., we are committed to providing a work environment free from discrimination and harassment. Our policies include:

✓ Equal Opportunity: We ensure equal employment opportunities for all individuals, without discrimination based on gender, marital status, age, nationality, ethnicity, color, religion, political opinion, disability, sexual orientation, employee representation, property, birth, or any other status.

✓ Zero Tolerance for Harassment: Discrimination, harassment, bullying, and victimization are strictly prohibited. We do not tolerate any form of abusive behavior, including verbal, physical, or psychological abuse.

✓ Respectful Conduct: All employees are expected to maintain the highest standards of respect in all communications. This includes avoiding any behavior that could be perceived as offensive, intimidating, humiliating, or insulting.

✓ Reporting and Accountability: We encourage employees to report any incidents of discrimination or harassment. All reported issues will be investigated promptly and addressed appropriately.

10.	Fair competition and business conduct

At BRB Foods Inc., we are dedicated to fostering fair competition and ethical business practices. Our approach is grounded in transparency and integrity, focusing on delivering superior products and services based on their inherent quality, functionality, and competitive pricing. We make independent decisions regarding pricing and marketing, ensuring that we do not collaborate or coordinate with competitors in any way that could undermine fair competition.

We firmly reject any form of improper payments or bribes, and we do not engage in or support unlawful boycotts of customers. Compliance with trade regulations, including sanctions and import- export controls, is a cornerstone of our operations. We are committed to ensuring that all tendering processes are conducted with fairness and integrity, avoiding any actions that could unfairly damage competition or tarnish the reputation of our business partners.

Our marketing and advertising efforts are conducted with honesty and accuracy, ensuring that our products and services are represented truthfully. We also take a strong stand against unethical practices, such as the “debt chain,” and are committed to timely and lawful payments within our supply chain.

Every employee is responsible for upholding these standards and adhering to competition, consumer protection, and fair marketing principles to maintain our position as a leader in ethical business conduct.

11.	Anti-Corruption

At BRB Foods Inc., we uphold a strict policy against all forms of corruption. We are resolute in prohibiting any direct or indirect offer, promise, or acceptance of unfair advantages or benefits to influence business outcomes. This includes cash, vouchers, gifts, discounts, travel, personal favors, accommodations, or other forms of value. We do not condone facilitation payments, or “grease” payments, which are intended to expedite routine tasks with government officials or private entities. Corruption also encompasses the misuse of one’s role or position to create a false impression of influence or decision-making power. Such behavior, including any form of bribery, is classified as gross misconduct.

We require that all benefits received during business be fully documented and accounted for, and employees must abstain from engaging in or endorsing corrupt practices. Maintaining transparency and ethical conduct is essential to our operations, and employees are encouraged to report any concerns regarding corruption to ensure adherence to our rigorous standards.

12.	Gifts and Hospitality

At BRB Foods Inc., we maintain a strict policy regarding gifts and hospitality to prevent any perception of favoritism or undue influence. We do not accept or offer gifts, gratuities, or benefits that could be seen as improper or excessive. This includes cash, vouchers, discounts, travel, or personal favors. While occasional gifts and hospitality that are customary and moderate may be acceptable, they should not be frequent or create an appearance of influencing business decisions. Any gifts of significant value must be politely declined or returned. If returning is not feasible, such gifts should be donated to charity. It is each employee’s responsibility to assess whether any gift or benefit is appropriate.

13.	Security, Protection, and Proper Use of Company Assets

We are committed to safeguarding the security and efficient use of BRB Foods Inc. assets, including time, materials, equipment, and information. Company resources are intended solely for legitimate business purposes, though occasional personal use is allowed if it is lawful, does not affect job performance, and does not disrupt workplace morale. Employees must adhere to all security measures and treat company property with respect, avoiding any misuse or negligence.

14.	Confidentiality, Information Security, Proprietary Information, and Intellectual Property

Maintaining the confidentiality and integrity of business information is essential at BRB Foods Inc. Employees must safeguard all non-public information that could harm the company or its stakeholders if disclosed. This includes adhering to rules regarding insider trading and handling proprietary information. We respect intellectual property rights and do not engage in unauthorized use, copying, or distribution of software or other protected materials.

15.	Bookkeeping, True Reporting, and Financial Integrity

Our financial records must be accurate and reflect all transactions honestly. BRB Foods Inc. is committed to avoiding money laundering and tax evasion, and we conduct business only with partners whose funds are derived from legitimate sources. Employees must follow proper accounting procedures, ensure transparent financial reporting, and avoid any manipulation or misrepresentation in financial statements.

16.	Anti-Fraud

Fraud, including acts of deceit, theft, or falsification, is strictly prohibited at BRB Foods Inc. This encompasses any attempts to cheat or deceive through false reports, altered documents, misappropriated assets, or misleading entries. All forms of fraud are considered serious violations of our ethical standards.

17.	Conflict of Interests

Decisions at BRB Foods Inc. must be based on objective assessments, free from personal biases or conflicts of interest. A conflict exists when personal interests, such as relationships with family members or business dealings with competitors or suppliers, interfere with the company’s interests. Employees should disclose any potential conflicts and seek management guidance to address them. Personal relationships among co-workers should be reported to ensure they do not affect business decisions.

18.	Privacy and Personal Data Protection

BRB Foods Inc. is committed to respecting the privacy of individuals and protecting personal data. We comply with all relevant data protection laws, only collecting and retaining necessary personal information for legitimate business purposes. We implement stringent security measures to ensure the confidentiality and integrity of personal data. Employees must follow legal requirements and company procedures for handling personal information.

Adopted on September 18th, 2022.